Exhibit 10.34

Terms Schedule
to Employment Agreement of
Mr. Laurence R. O’Connell

Name	Laurence R. O’Connell

Position	You will serve as Chief Executive Officer of Asia/Pacific Operations of New Man Financial. Your employment will be based in Singapore.

Reporting, Authority and Responsibilities	You will report directly to the Chief Executive Officer of New Man Financial.

Starting Salary	605,196 Singapore dollars (50,433 monthly)

Bonus	Your Bonus will be determined based on the achievement of individual and company performance goals under the terms of the applicable bonus plans or programs established by the Board (or a committee of the Board).

Additional Benefits	During each year of your employment in Singapore, New Man Financial will pay for three round trip business class airline tickets between London and Singapore for your wife.

IPO Stock	$4 million, based on the price per share in the IPO. The IPO Stock will vest in full on the third anniversary of the date of grant.

IPO Options

In respect of shares of having a value of $4 million, based on the price per share in the IPO.

The IPO Options will have an exercise price equal to the price per share in the IPO and will vest ratably in equal installments on each of the first, second and third anniversaries of the date of grant.

Severance Period	Your Severance Multiplier will be 2.

Additional Employment Event	If before an IPO has been closed, Man Group plc effects (or enters into an agreement to effect) a transaction following which Man Group plc would not retain at least a majority interest in both (A) the ordinary voting power relating to the Man Financial Businesses and (B) the revenues and profits relating to the Man Financial Businesses (a “Pre-IPO Sale”), whether or not you terminate employment, you will be entitled to a cash payment in an amount equal to the sum of (1) your Accrued Bonus and (2) the value of the IPO Stock that would have otherwise been awarded to you pursuant to Section 5(c)(1) (the “Contingent Payment”).

Terms Schedule for Mr. Laurence R. O’Connell

The payment referred to in the preceding paragraph will be paid at the time of a Pre-IPO Sale and is in addition to any benefits you are entitled to under any other employment agreement and any other severance or similar rights you may have with Man Group plc or any of its affiliates. Upon the consummation of a Pre-IPO Sale, (1) all of the provisions of this Agreement will terminate and there will be no liability of any kind under this Agreement other than with respect to the Contingent Payment and (2) you will become an “at will” employee, such that you, Man Group plc and any subsidiary or affiliate with which you are employed may terminate your employment at any time, for any reason or no reason, without any requirement for notice or payment in lieu of notice, except as otherwise (and to the minimum extent) required by applicable local law.

It is agreed that (1) this provision is not conditioned on the IPO closing, (2) notwithstanding Section 2(c), Man Group plc will continue to be responsible for all payments and benefits provided for in this Additional Employment Event section until the closing of the IPO and (3) any termination of your employment in contemplation of a Pre-IPO Sale will not affect the operation of this Additional Employment Event section.

All provisions of the Additional Employment Event portion of this Schedule will terminate on the earlier of (1) the closing of the IPO (except to the limited extent provided in the following sentence) or (2) December 31, 2007 (unless a Pre-IPO Sale is pending at that time, in which case the provisions of the Additional Employment Event Portion of this Schedule will continue until December 31, 2008). It is further agreed that, notwithstanding Section 2(c), Man Group plc will be responsible for any breach of Section 5(c).

Non-Competition Period	1 year after your employment.

Non-Solicitation Period for Clients	1 year after your employment.

Non-Solicitation Period for Employees	1 year after your employment.

Additional Provisions

The parties intend (and will work in good faith) to amend the Agreement to comply with the provisions of Section 409A of the Code by December 31, 2007.

For the avoidance of doubt, nothing in this agreement shall limit any indemnification obligations of Man Group or vested benefits owed by Man Group.